UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 21, 2015
GT ADVANCED TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-34133	03-0606749
(Commission File Number)	(I.R.S. Employer Identification No.)
243 Daniel Webster Highway, Merrimack, New Hampshire 03054
(Address of principal executive offices)
(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):
[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As previously disclosed in the Current Report on Form 8-K filed by GT Advanced Technologies Inc. (the “Company”), on October 6, 2014, the Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of New Hampshire (the “Bankruptcy Court”) for reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Code”). The Debtors’ Chapter 11 cases (the “Chapter 11 Cases”) are being jointly administered under the caption In re GT Advanced Technologies Inc., et al, Case No. 14-11916 (HJB). Further information about the bankruptcy process is available at the Claims Agent’s website at www.kccllc.net/gtat.
Item 8.01. Other Events.
On December 21, 2015, the Debtors filed a disclosure statement (the “Disclosure Statement”) with the Bankruptcy Court for the purpose of soliciting acceptances of the Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, Dated December 21, 2015 (the “Plan”), which is attached as Exhibit A to the Disclosure Statement. The Disclosure Statement is subject to the approval of the Bankruptcy Court. A hearing regarding such approval is currently scheduled for January 21, 2015.
In connection with the Plan, certain of the Company’s lenders (the “DIP Lenders”) pursuant to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated July 27, 2015, as amended, and certain holders of large prepetition claims against the Company and certain of the Company’s direct and indirect subsidiaries (such DIP Lenders and holders together, the “Financing Support Parties”), have committed pursuant to, and subject to the terms of, a commitment letter (the “Exit Financing Commitment Letter”) to provide $80 million in financing that will fund, in part, the Debtors’ obligations under the Plan. Under and subject to the terms of the Exit Financing Commitment Letter, the Financing Support Parties, as well as certain of the DIP Lenders and holders of claims arising under the Company’s convertible senior notes, agreed that they will vote all of their claims against the Debtors to accept the Plan.
The Plan is premised on a global settlement (the “Global Settlement”) of numerous inter-Debtor, Debtor-creditor and inter-creditor issues, including substantive consolidation, the allocation of the common stock (the “Reorganized Common Stock”) of the Company as reorganized pursuant to the Plan (“Reorganized GT Inc.”) and other value to be distributed to creditors under the Plan, treatment of the Debtors’ tax attributes and other issues affecting the Debtors and their creditors.
In the months leading up to the Global Settlement, the Debtors, through their investment banker and in consultation with the official committee of the Debtors’ unsecured creditors appointed under the Code (the “Creditors’ Committee”), solicited proposals for exit financing and a comprehensive restructuring from more than 100 separate parties, including certain of the DIP Lenders. Such solicitations resulted in the submission of two competing restructuring proposals submitted for consideration by the Debtors, the Creditors’ Committee and other stakeholders in the Chapter 11 Cases. The Global Settlement was deemed the superior proposal following extensive good faith negotiations among the Debtors, the Creditors’ Committee and the Financing Support Parties.
The Plan provides that the Debtors will continue operating as a going concern, and for the distribution to holders of certain allowed general unsecured claims (the “Allowed General Unsecured Claims”) of a portion of the equity of the Debtors as reorganized pursuant to the confirmed Plan (the “Reorganized Debtors”) that is not being distributed to the Financing Support Parties (or cash of an equivalent value). The Plan also establishes a litigation trust that may generate cash for distribution to holders of Allowed General Unsecured Claims.
Upon the effective date of the Plan, the Reorganized Debtors’ capital structure will consist of (a) $60 million of the senior secured notes of Reorganized GT Inc., to be issued to the Financing Support Parties, (b) shares of convertible, voting preferred stock of Reorganized GT Inc. (the “Preferred Stock”), which will represent 86% of the ownership of the common stock in Reorganized GT Inc. calculated on an as-converted basis (subject to dilution) and (c) shares of Reorganized Common Stock. Reorganized GT Inc. will issue the Preferred Stock to the Financing Support Parties in exchange for $20 million. Reorganized GT Inc. will also issue shares of Reorganized Common Stock to holders of Allowed General Unsecured Claims in Classes 4A, 4C and 4D (each as defined in the Plan), subject to dilution and the Cashing-Out Programs described in the Plan, which will represent 14% of the ownership of common stock in Reorganized GT Inc.
The foregoing descriptions of the Disclosure Statement and the Plan do not purport to be complete, and are qualified in their entirety by reference to the Disclosure Statement and the Plan, which are filed herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Disclosure Statement filed with the Bankruptcy Court on December 21, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
GT ADVANCED TECHNOLOGIES INC.
Dated: December 28, 2015
/s/ Hoil Kim

By:	Hoil Kim

Its:	Vice President, Chief Administrative Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Disclosure Statement filed with the Bankruptcy Court on December 21, 2015